Exhibit 3.4(w)

AGREEMENT AND PLAN OF MERGER

dated as of April 27, 2004

by and among

AGT BIOSCIENCES LIMITED,

AGT BIOSCIENCES, INC.,

CHEMGENEX THERAPEUTICS, INC.

and

DR. DENNIS BROWN

Table of Contents

ARTICLE I	TRANSACTIONS PRECEDING THE MERGER; THE MERGER

1.01.	The Merger

1.02.	Effective Time

1.03.	Closing

1.04.	Certificate of Incorporation and Bylaws of the Surviving Corporation

1.05.	Directors and Officers of the Surviving Corporation

1.06.	Company Employees

1.07.	Effects of the Merger

ARTICLE II	CONVERSION OF SHARES

2.01.	Conversion of Capital Stock

2.02.	Exchange of Certificates; Voting

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.	Status and Authority

3.02.	No Conflicts; Consents and Approvals

3.03.	Corporate Status and Authority of the Company

3.04.	Capital Stock of the Company

3.05.	Subsidiaries

3.06.	Financial Statements

3.07.	Absence of Undisclosed Liabilities

3.08.	Assets

3.09.	Real Property

3.10.	Contracts

3.11.	Employment

3.12.	Intellectual Property

3.13.	Governmental Consents and Approvals

3.14.	Litigation

3.15.	Taxes

3.16.	Absence of Changes

3.17.	Insurance

3.18	Environmental Compliance and Conditions

3.19	Products

3.20	Intercompany Arrangements

3.21	Bank and Brokerage Accounts

3.22	Other Information

i

3.23	Brokers and Finders

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT

4.01.	Corporate Status and Authority

4.02.	No Conflicts

4.03.	Governmental Consents and Approvals

4.04.	Litigation

4.05.	Brokers

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

5.01.	Corporate Status and Authority

5.02.	No Conflicts

5.03.	Governmental Consents and Approvals

5.04.	Litigation

ARTICLE VI	COVENANTS

6.01.	Covenants of the Company

6.02.	Covenants of Parent

6.03.	Additional Covenants of Parent

6.04.	Covenants of Principal Shareholders

ARTICLE VII	ADDITIONAL AGREEMENTS

7.01.	Access to Information; Confidentiality

7.02.	Offer Documents; Other Actions

7.03.	Approval of Stockholders

7.04.	Certain Tax Matters

7.05.	Regulatory and Other Approvals

7.06.	Directors’ and Officers’ Indemnification and Insurance

7.07.	Expenses

7.08.	Brokers or Finders

7.09.	Notice and Cure

7.10.	Fulfillment of Conditions

ARTICLE VIII	CONDITIONS

8.01.	Conditions to Each Party’s Obligation to Effect the Merger

8.02.	Conditions to Obligation of Parent and Sub to Effect the Merger

8.03.	Conditions to Obligation of the Company to Effect the Merger

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER

9.01.	Termination

9.02.	Effect of Termination

9.03.	Amendment

9.04.	Waiver

ARTICLE X	CERTAIN DEFINITIONS

10.01.	Definitions

ARTICLE XI	GENERAL PROVISIONS

11.01.	Survival of Representations, Warranties, Covenants and Agreements

11.02.	Knowledge

11.03.	Notices

11.04.	Entire Agreement

11.05.	Public Announcements

11.06.	No Third Party Beneficiary

11.07.	No Assignment; Binding Effect

11.08.	Headings

11.09.	Invalid Provisions

11.10.	Governing Law

11.11.	Counterparts

Exhibit A	Form of Non-Sale Undertaking

Exhibit B	Form of Voting Trust Agreement

This AGREEMENT AND PLAN OF MERGER dated as of April 23, 2004 (this “Agreement”) is made and entered into by and among AGT Biosciences Limited, a company organized under the laws of Victoria, Australia (“Parent”), AGT Biosciences, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), ChemGenex Therapeutics, Inc., a Delaware corporation (the “Company”), and Dr. Dennis Brown (the “Principal Shareholder”), as agent of the stockholders of the Company (in such capacity, the “Stockholders’ Agent”).

WHEREAS, the Company has its principal place of business at 3475 Edison Way, Suite M, Menlo Park, California 94025, USA and is a development stage biotech company whose mission is to develop and market novel small molecule therapeutics for the treatment of cancer and related conditions; and

WHEREAS, Parent has its registered office at c/o Edmondson Turner & Co., 439 Bay Street, Brighton, Victoria 3186 Australia and is committed to using leading edge gene discovery and validation technologies to identify novel therapeutic targets for prevalent human diseases; and

WHEREAS, Sub was formed so that it would merge with and into the Company; and

WHEREAS, the respective Boards of Directors of each of Parent, Sub and the Company have determined that the merger of the Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of the Parent, Sub and the Company and their respective stockholders and have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (the “Code“), and that this Agreement shall constitute a plan of reorganization; and

WHEREAS, Parent, Sub, the Principal Shareholders and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01.        The Merger.  At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, the Sub shall be merged with and into the Company in accordance with the DGCL.  The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall be renamed AGT Biosciences, Inc.  Sub and the Company are sometimes referred to herein as the “Constituent Corporations.”  As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

1.02.        Effective Time.  At the Closing (as defined in Section 1.03), a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03).  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (such time and date being referred to herein as the “Effective Time”).

1.03.        Closing.  The closing of the Merger (the “Closing”) will take place in San Francisco, California, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the condition set forth in Section 8.01(a); provided that the other closing conditions set forth in Article VIII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date and time as the parties hereto may mutually agree (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VIII.

1.04.        Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so that it shall be the same as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time and it shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.05.        Directors and Officers of the Surviving Corporation.  The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.  Dr. Greg Collier will become the Chief Executive Officer and Managing Director of the Surviving Corporation and Dr. Dennis Brown will be the President of U.S. Operations.

1.06.        Company Employees.  All existing employees of the Company shall continue to be employed by the Surviving Corporation.

1.07.        Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

ARTICLE II

CONVERSION OF SHARES

2.01.        Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)           Capital Stock of Sub.  Each issued and outstanding share of the common stock, par value $.01 per share, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).  Each certificate representing outstanding shares of Sub Common Stock shall, without further action by the holder thereof at the Effective Time represent shares of Surviving Corporation Common Stock.

(b)           Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries.  All shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”) that are owned by the Company as treasury stock or otherwise and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no capital stock of the Surviving Corporation or any other consideration shall be delivered in exchange therefor.  As used in this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

(c)           Exchange; Adjustment of Conversion Numerator.  (i)  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) and other than Dissenting Shares (as defined in Section 2.01(d)) shall be converted into a number of validly issued, fully paid and nonassessable, ordinary shares of Parent (“Parent Shares”) equal to 21,000,000 (the “Conversion Numerator”) divided by the aggregate number of shares of Company Common Stock issued and outstanding on the Closing Date (other than shares to be canceled in accordance with Section 2.01(b)), subject to adjustment in accordance with this Section 2.01(c).

 (ii)  Each issued and outstanding share of the Series A convertible preferred stock, $0.001 par value (the “Series A Preferred Stock”) and of the Convertible Series B preferred stock, $0.001 par value (the “Series B Preferred Stock”)(the Series A Preferred Stock and the Series B Preferred Stock being, collectively, the “Preferred Stock”) shall be converted into a number of validly issued, fully paid and nonassessable Parent Shares equal to 7,000,000 (the “Preferred Conversion Numerator”) divided by the aggregate number of shares of Preferred Stock issued and outstanding on the Closing Date, subject to adjustment in accordance with paragraph (c)(iii) of this Section.

(iii)  If, prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any Parent Shares, the Conversion Numerator and the Preferred Conversion Numerator shall be multiplied by a fraction, the numerator of which shall be the number of Parent Shares outstanding immediately after, and the denominator of which shall be the number of Parent Shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Numerator or the Preferred Conversion Numerator, as the case may be, subject to further adjustment in accordance with this sentence.  All such shares of Company Common Stock and Preferred Stock other than Dissenting Shares (as defined in Section 2.01(d)) shall no longer be outstanding and be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Common

Stock or Preferred Stock, as the case may be, shall cease to have any rights with respect thereto, except the right of such holder to receive the applicable number of Parent Shares upon the surrender of such certificate in accordance with Section 2.02, without interest.

(iv) The Conversion Numerator and the Preferred Conversion Numerator are based on the assumption that the Net Cash Balance was not less than US$50,000, as adjusted to allow for Permissible Expenditures, on the business day prior to the Closing Date. The Company will cause (A) the accounting records of the Company to be closed as of the close of business on the business day preceding the Closing Date and (B) a balance sheet to be prepared in accordance with GAAP as of such time (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall reflect all events occurring through the close of business on the business day preceding the Closing Date, and will include the Net Cash Balance as at such date. Parent shall have full access to accounting records, trial balances and reports from which the Net Cash Balance computation was derived.

(v)  If, as set forth in the Closing Date Balance Sheet, (A) the Net Cash Balance was less than US$50,000 on the business day prior to the Closing Date, as adjusted to allow for Permissible Expenditures, the Conversion Numerator and the Preferred Conversion Numerator shall each be reduced by the pro rata portion (based on the initial Conversion Numerator and Preferred Conversion Numerator relative to each other) of the amount of such deficiencies as calculated below,  or (B) on the business day prior to the Closing Date, the Net Cash Balance is greater than US$50,000, as adjusted to allow for Permissible Expenditures, the Conversion Numerator and the Preferred Conversion Numerator shall each be increased by the pro rata portion (based on the initial Conversion Numerator and Preferred Conversion Numerator relative to each other) of the amount of such surplus, as calculated below, up to $300,000.  In making any reduction or increase in the Conversion Numerator and the Preferred Conversion Numerator, each Parent Share will be given a nominal value of A$0.50 and be converted at the rate of US$0.76 being equivalent to A$1.00. If the Conversion Numerator or the Preferred Conversion Numerator is adjusted pursuant to clause (A) or (B) of this paragraph the Conversion Numerator and the Preferred Conversion Numerator will be recalculated for the purposes of Section 2.01(c)(i) and (ii).

(vi)  If, within 30 calendar days after the Company’s delivery of the computation of the Net Cash Balance to Parent pursuant to this Section, Parent determines in good faith that the amount of the Net Cash Balance so computed is inaccurate, Parent shall give notice to the Stockholders’ Agent within such 30 calendar-day period, (A) setting forth Parent’s determination of the amount of the Net Cash Balance and (B) specifying in reasonable detail Parent’s basis for its disagreement with the Company’s computation. The failure by Parent so to express its disagreement within such 30 calendar-day period shall constitute acceptance of the amount of the Net Cash Balance shown on the Closing Date Balance Sheet for all purposes of this Section. If the Stockholders’ Agent and Parent are unable to resolve any disagreement with respect to these computations within 30 calendar days after receipt by the Stockholders’ Agent of notice of such disagreement, the items in dispute shall be referred for determination to a “Big 4” independent accounting firm agreed upon by the Stockholders’ Agent and Parent (the “Accountants”) within such 30 calendar-day period. The Accountants shall make a determination as to each of the items in dispute, which determination shall be (W) in writing, (X) furnished to the Stockholders’ Agent and Parent as promptly as practicable after the items in dispute have been referred to the Accountants, (Y) made in accordance with GAAP and (Z) conclusive and binding on the Parent. The fees and expenses of the Accountants shall be divided equally between the Stockholders’ Agent and Parent. As soon as reasonably practicable after the final resolution of the computation of the Net Cash Balance in accordance with this Section 2(c), the Parent shall cause the Exchange Agent to issue to holders of surrendered Certificates, in accordance with Section 2.02, shares registered on the books of the Parent representing that number of duly and validly authorized Parent Shares which such holders have the right to receive pursuant to the provisions of this Article II, as adjusted to reflect the final computation of the Net Cash Balance.

(vii)  By virtue of the approval of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, each Company stockholder entitled to receive Parent Shares under this Agreement shall be deemed to have irrevocably constituted and appointed Dr. Dennis Brown (and by execution and delivery of this Agreement he hereby accepts such appointment) as agent and attorney-in-fact for and on behalf of such stockholders, with full power of substitution, to act in the name, place and stead of each such stockholder with respect to this Section 2.01(c) in connection with the determination of the Net Cash Balance and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Agent under this Article II, including the exercise of the power to: (i) give and receive notices and communications under this Article II; (ii) prepare and deliver to Parent the Closing Date Balance Sheet and computation of Net Cash Balance and participate on behalf of the Company’s stockholders in the resolution of any dispute relating thereto, including to act as the representative of the Company’s stockholders to review and authorize all adjustments proposed hereunder and dispute or question the accuracy thereof and to compromise on their behalf with Parent; and (iii) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Agent for the accomplishment of the foregoing.  The power of attorney granted in this Section 2.01(c) is coupled with an interest and is irrevocable, and shall survive the death or incapacity of any Company stockholder.  The Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all such foregoing matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Company stockholders by the Stockholders’ Agent regarding such matters, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Stockholders’ Agent regarding such matters, as fully binding upon such Company stockholder.

(d)           Dissenting Shares.  (i)  Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock and Preferred Stock, the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal or is entitled to and properly exercises dissenters rights pursuant to, and complies with, Chapter 13 of the CGCL (each, a “Dissenting Share”), shall not be converted into or represent the right to receive Parent Shares pursuant to Section 2.01(c) and such number of Parent Shares shall revert to Parent, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL and the CGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the appropriate number of Parent Shares pursuant to Section 2.01(c).

(ii)           The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL or CGCL relating to the appraisal process received by the Company and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or CGCL, as applicable.  The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e) Company Stock Options.  On the Closing Date, each outstanding option to purchase a share of Common Stock (a “Company Stock Option”) that has been timely exercised shall be converted into Parent Shares in accordance with Section 2.01(c)(i).  On the Closing Date, all Company Stock Options not exercised before the Closing Date shall no longer be outstanding and shall automatically be canceled and cease to exist.

2.02.        Exchange of Certificates.

(a)           Exchange Agent.  On the Closing Date, Parent shall make available to the Surviving Corporation for deposit with an exchange agent reasonably acceptable to the parties hereto (the “Exchange Agent”) on behalf of Parent, certificates representing the number of duly and validly authorized whole Parent Shares issuable in connection with the Merger to be held for the benefit of holders of Company Common Stock and Preferred Stock.  The Exchange Agent shall agree to hold such Parent Shares (such Parent Shares being referred to herein as the “Exchange Fund”) as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation on behalf of Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Preferred Stock (the “Certificates”) whose shares are converted pursuant to Section 2.01(c) into the right to receive Parent Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Parent Shares.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor shares registered on the books of the Parent representing that number of duly and validly authorized Parent Shares which such holder has the right to receive pursuant to the provisions of this Article II after final resolution of the Net Cash Balance in accordance with Section 2.01(c) , and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock or Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the appropriate number of whole Parent Shares may be issued to a transferee if the Certificate representing such Company Common Stock or Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid and that all applicable United States and Australian federal or state securities laws have been complied with.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of duly and validly authorized Parent Shares into which the number of shares of Company Common Stock or Preferred Stock, as the case may be, shown thereon have been converted as contemplated by this Article II.

(c)           Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section.  Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

(d)           No Further Ownership Rights in Company Common Stock or Preferred Stock.  All Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock or Preferred Stock, as the case may be, represented thereby.  From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Preferred Stock, as the case may be, which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e)           No Fractional Shares.  (i)  No certificate or scrip representing fractional Parent Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii)           The total number of Parent Shares issued to each holder of shares of Company Common Stock or Preferred Stock exchanged pursuant to the Merger shall be rounded to the nearest whole number of shares of Parent Shares.  No consideration shall be paid to any holder of capital stock of the Company with respect to any fraction of a share of Parent Shares for which such holder would otherwise be entitled.

(f)           Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Preferred Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock or Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Shares and any dividends or distributions with respect to Parent Shares.  Parent shall be liable to any holder of Company Common Stock or Preferred Stock, as the case may be, for Parent Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

Subject to such exceptions as are specifically disclosed in the Disclosure Letter, the Principal Shareholder represents and warrants to Parent as of the date hereof as follows:

3.01         Status and Authority.  (a)  The Principal Shareholder represents and warrants that it has duly executed and delivered this Agreement. This Agreement constitutes the Principal Shareholder’s valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditor’s rights generally or by general equitable principles.

(b)           The Principal Shareholder represents and warrants that it has all powers and capacity necessary to execute, deliver and perform this Agreement and all other agreements or documents executed or to be executed by the Principal Shareholder in connection herewith.

(c)           The Principal Shareholder represents and warrants that it beneficially owns, and has full power and authority to convey free and clear of all Liens, all of the Company Common Stock to be exchanged by it hereunder for Parent Shares.

3.02         No Conflicts; Consents and Approvals.  (a)  Except as set forth in Section 3.02 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance of the Company’s obligations hereunder will not result in (i) any conflict with the certificate of incorporation or by-laws of the Company, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other Governmental Approval or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Company is a party or by which the Company or its properties or assets are bound, (iii) or give rise to any right of termination, cancellation or acceleration or any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) the creation or imposition of any Liens other than Liens created by or resulting from the actions of Parent or any of its Affiliates.

(b)           Except as set forth in Section 3.02(b) of the Disclosure Letter, no consent, approval, waiver or other action under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.03        Corporate Status and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of the Company for such authorization.  The Company has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

3.04         Capital Stock of the Company.  (a) Section 3.04 of the Disclosure Letter sets forth, as of the date hereof, the outstanding Company Common Stock, Preferred Stock and Company Stock Options and the holders of such Company Common Stock, Preferred Stock and Company Stock Options. All outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in this Section, there are no outstanding (i)  shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) , (ii) and (iii) being referred to collectively as “Company Securities”).  Except as set forth in this Section, there are, and at or prior to Closing there will be, no outstanding obligations of the Company or any Subsidiary to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

3.05         Subsidiaries.  (a)  Set forth in Section 3.05 of the Disclosure Letter is a true and complete list of the Subsidiaries of the Company and their respective Jurisdictions of Organization.  The outstanding capital stock or other equity interests of each Subsidiary is set forth in Section 3.05 of the Disclosure Letter and, except as noted therein, all such issued and outstanding shares or other equity interests are owned by the Company, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, warrants, conversion or other rights or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company or any of its Subsidiaries of any shares of capital stock or other equity interests of any Subsidiary, and no authorization therefor has been given. The Company does not have any equity partnership or similar interest, whether directly or indirectly held, in any Person other than as set forth in Section 3.5 of the Disclosure Letter.

(b)           Each of the Subsidiaries is a corporation duly incorporated and validly existing under the laws of its Jurisdiction of Organization, and has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to conduct its business and to own or lease its properties, as now conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

3.06        Financial Statements. The Company has delivered to Parent copies of (i) the unaudited balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2003, and the unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis as of March 31, 2004, (collectively, the “Financial Statements”). Except as set forth in Section 3.06 of the Disclosure Letter, the Financial Statements were prepared on a consistent basis throughout the periods presented in the Financial Statements and present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP, except, in the case of the interim Financial Statements, for the absence of footnotes and normal year-end adjustments.

3.07         Absence of Undisclosed Liabilities.  (a)  Except for liabilities (i) reflected or reserved against in the unaudited balance sheet of the Company and its Subsidiaries on a consolidated basis for the fiscal quarter ended March 31, 2004 (the “2004 Balance Sheet”), (ii) reflected in Section 3.07 of the Disclosure Letter, or (iii) otherwise contemplated in this Agreement, neither the Company nor any Subsidiary has any liabilities or obligations and will have no such liabilities on the Closing Date.

(b)           Except as set forth on Schedule 3.07(b) of the Disclosure Letter, since the 2004 Balance Sheet, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practices and there has not been:

(i)            any Material Adverse Effect or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect;

(ii)           any declaration, setting aside or payment or any dividend or other distribution with respect to any Company Security , or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding Company Security or Subsidiary Security;

(iii)          any amendment of any material term of any outstanding security of the Company or any Subsidiary;

(iv)          any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

(v)           any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(vi)          any making of any loan, advance or capital contributions to or investments in wholly owned Subsidiaries made in the ordinary course of business consistent with past practices;

(vii)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(viii)        any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(ix)           any change in any method of accounting or accounting practice by the Company or any Subsidiary; or

(x)            any (A) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (B) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (C) increase in benefits payable under existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, except for salary and pay increases and bonuses paid or payable in the ordinary course of business to employees who are not officers of the Company or any Subsidiary.

3.08         Assets.  (a)  The Company and its Subsidiaries have legal and beneficial ownership of all of their respective tangible personal property included in the 2004 Balance Sheet, except for properties and assets listed in Section 3.08 of the Disclosure Letter.

(b)           Except as set forth in Section 3.08 of the Disclosure Letter, the Company and the Subsidiaries own or have the right to use all of the properties and assets used by the Company in its business.

3.09         Real Property.  (a)  Section 3.09 of the Disclosure Letter lists all real property leased by the Company or its Subsidiaries (the “Owned Real Property”) or leased by the Company or its Subsidiaries (the “Leased Real Property”).  Neither the Company nor any Subsidiary owns any real property.  Except as set forth in Section 3.09 of the Disclosure Letter, the Company and its Subsidiaries have valid leasehold interests in the Leased Real Property listed in Section 3.09 of the Disclosure Letter, in each case, free and clear of all Liens, except as set forth in Section 3.09 of the Disclosure Letter and except for (i) Liens reflected in the schedules to this Agreement, (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (iii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or a Subsidiary, (vi) Liens reflected in the Financial Statements, and (vii) any other Liens which do not materially interfere with the current use of properties affected thereby (collectively, “Permitted

Liens”).

(b)           To the knowledge of the Principal Shareholder,  there exist no pending or threatened condemnation proceedings of or relating to the Leased Real Property or any part thereof. There exist no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or any rights or interests therein. Other than the Company and its Subsidiaries, there are no parties in possession having any rights to use, occupy or possess any of the Owned Real Property or any portion thereof or, to the knowledge of the Principal Shareholder, any Leased Real Property or any portion thereof.  Neither the Company (nor any of its Subsidiaries) is obligated to purchase any real property.

(c)           Each lease (including any option to purchase contained therein) pursuant to which the Company or any Subsidiary leases any Leased Real Property listed in Section 3.09 of the Disclosure Letter (the “Leases”) is in full force and effect and, to the knowledge of the Principal Shareholder, is enforceable against the landlord which is party thereto in accordance with its terms, except to the extent that any failure to be so enforceable could not reasonably be expected to have a Material Adverse Effect.  There exists no default or event of default on the part of the Company or any Subsidiary under any Leases. The Company has furnished or made available to Parent complete and correct copies of all Leases including all amendments thereto. Neither the Company nor any Subsidiary has received any notice of any default under any lease by which the Company leases the Leased Real Property nor any other termination notice with respect thereto.

3.10        Contracts.  Section 3.10 of the Disclosure Letter lists all agreements, contracts and commitments (other than real property leases and labor or employment-related agreements, which are provided for in Sections 3.09 and 3.11, respectively) of the following types to which the Company or any Subsidiary is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound as of the date hereof and will be bound following the Closing: (a) joint venture and limited partnership or other similar agreements, (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit, (c) distribution and marketing agreements, any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company or any Subsidiary, other than any nonexclusive licenses that are available to the public generally, (d) any contract or other document that substantially limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date,  (e) research agreements, and (f) other agreements, contracts and commitments which are not cancelable by the Company or any of the Subsidiaries on notice of 60 days or less and which require payment by the Company after the date hereof of more than $5,000.  The Company has furnished or made available to Parent copies of all of the contracts listed in Section 3.10 of the Disclosure Letter. Neither the Company nor any of the Subsidiaries, nor to the knowledge of the Principal Shareholder, any other Person, is in default under any of the contracts listed in Section 3.10 of the Disclosure Letter.

3.11        Employment.

(a)           Employment Agreements and Plans.  Section 3.11(a) of the Disclosure Letter lists all written agreements, contracts and commitments of the following types to which the Company or any of its Subsidiaries is a party as of the date hereof: (i) employment agreements (including severance and retention agreements) and (ii) collective bargaining agreements.

(b)           Labor Disputes, Compliance with Laws, etc.  Except as provided in Section 3.11(b) of the Disclosure Letter, there is not, nor, to the knowledge of the Principal Shareholders, is there threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws pertaining to the employment or termination of employment of its employees.

(c)           Employee Benefit Plans.  Neither the Company nor any Subsidiary of the Company has any Employee Benefit Plan, other than those listed in Section 3.11(c) of the Disclosure Schedule.

(d)           Retention of Employees and Consultants.   Except as set forth on Section 3.11(d) of the Disclosure Letter, none of the employees or consultants of the Company or any Subsidiary has indicated to the Company or the Principal Shareholder that he intends to resign or retire or discontinue (by termination, non-renewal or otherwise) his relationship with the Company as a result of the transactions contemplated by this Agreement or otherwise within two years after the Closing Date.  No employee has a valid claim for payment of accrued salary or benefits.

 3.12        Intellectual Property.  (a)  Section 3.12(a) of the Disclosure Letter lists all Intellectual Property Rights specifying as to each, as applicable:  (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(b)           (i)   Neither the Company nor any Subsidiary has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) the Principal Shareholder has no knowledge of any other claim or infringement by the Company or any Subsidiary, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights.  To the knowledge of the Principal Shareholder, neither the Company nor any Subsidiary has done any act that would invalidate any patents of the Company or any Subsidiary.  To the knowledge of the Principal Shareholder, there is no prior art that would invalidate the issued patents or any part thereof.  No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.  Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

(c)           To the knowledge of the Principal Shareholder, none of the processes and formulae, research and development results and other know-how of the Company or any Subsidiary, the value of which to the Company or such Subsidiary is contingent upon the maintenance of the confidentiality thereof, has been disclosed by the Company or any Subsidiary to any Person other than employees, representatives and agents of the Company or its Subsidiaries bound by enforceable confidentiality undertakings.  The Company owns or has the right to use the Intellectual Property Rights and, with respect to Intellectual Property it purports to own, the Company has done all acts necessary to secure title to the Intellectual Property Rights in all relevant jurisdictions.  To the knowledge of the Principal Shareholder, none of the Intellectual Property Rights infringes the rights of any third party.

3.13         Governmental Consents and Approvals.  (a)  Except as set forth in Section 3.13(a) of the Disclosure Letter, no Governmental Approval or other Consent of a Governmental Authority is required to be obtained or made, the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)           Except as set forth in Section 3.13(b) of the Disclosure Letter, all Governmental Approvals and other Consents from Governmental Authorities that are necessary for, or otherwise material to, the conduct of the business of the Company substantially in the manner currently conducted after giving effect to the transactions contemplated in this Agreement have been duly obtained and are held by the Company or a Subsidiary of the Company.  Each of the Company and its Subsidiaries is in compliance with all Governmental Approvals and other Consents held by it, except for such failures that could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of, or has since its incorporation violated, any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets if bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.14        Litigation.  Except as otherwise set forth in Section 3.14 of the Disclosure Letter, there are no judicial or administrative actions, proceedings, suits or investigations pending against or, to the knowledge of the Principal Shareholder, threatened against or affecting the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency, official or authority, which (i) could reasonably be expected to have a Material Adverse Effect, or (ii) question the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries in connection herewith or which in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby, nor to the knowledge of Principal Shareholder is there any basis therefor.

3.15         Taxes.  (a)              For purposes of this Agreement, (i) “Taxes” shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, ad valorem, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, environmental, customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions and penalties related thereto; and (ii) “Tax Returns” shall mean all returns, declarations, reports, statements and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(b)           The Company and each of its Subsidiaries have filed all Tax Returns that each corporation was required to file.  All such Tax Returns of the Company or any Subsidiary were correct and complete in all material respects when filed.  All Taxes due and payable by the Company or any Subsidiary (whether or not shown on any Tax Return) have been paid.  Except as set forth in Section 3.15 of the Disclosure Letter, neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where either corporation does not file Tax Returns that such non-filing corporation is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)           The Company and each of its Subsidiaries have, in all material respects, withheld and paid all Taxes required to have been withheld and paid by such entity in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)           Neither the Company nor any Subsidiary has any reason to believe that any authority may assess any additional Taxes for any period for which Tax Returns have been filed.  Except as disclosed in Section 3.15 of the Disclosure Letter, there is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any Principal Shareholder has knowledge.  Section 3.15 of the Disclosure Letter annexed hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and each Subsidiary for taxable periods ended on or after December 31, 1999, through and including December 31, 2003, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit.  The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for the taxable periods ending December 31, 1999, through and including December 31, 2003.

(e)           Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)            Neither the Company nor any Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that would give rise to any obligation to indemnify any Person for excise tax payable pursuant to Section 4999 of the Code.

(g)           Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.  Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  An affiliated group, for this purpose, means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

(h)           Neither the Company nor any Subsidiary is, or during the period specified in Section 897(c)(1)(A)(ii) of the Code has been, a United States real property holding corporation within the meaning of Section 987(c)(2) of the Code.

(i)            Neither the Company nor any Subsidiary has engaged in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4.

3.16       Absence of Changes.  ([intentionally omitted]

3.17        Insurance.  Section 3.17 of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the policies of all insurance currently maintained by the Company and each of its Subsidiaries.  Such policies are in full force and effect and all premiums due by the Closing Date have either been paid or adequate provisions for the payment thereof has been made. Neither the

Company nor any of its Subsidiaries has received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no claims by the Company or any of the Subsidiaries under any of such policies as to which any insurance company is denying, questioning or disputing liability or defending under a reservation of rights or similar clause.

3.18         Environmental Compliance and Conditions.  (a)  Except as set forth in Section 3.18 of the Disclosure Letter, each of the Company and each Subsidiary has all permits, licenses, authorizations, registrations and other Governmental Approvals required under applicable laws and regulations, statutes and ordinances (“Environmental Laws”) governing any matters arising out of, resulting from or relating to the pollution, contamination or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, wastes or chemicals (“Hazardous Substances”) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste and all such permits are in full force and effect.

(b)           Except as set forth in Section 3.18 of the Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws or any written notice or demand letter issued by a Governmental Authority thereunder, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(c)           Except as set forth in Section 3.18 of the Disclosure Letter, neither the Company nor any Subsidiary has received any notice (written or oral) or other communication by a Governmental Authority that the Company or any Subsidiary is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances. For purposes of this Section, the terms “Company” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Company or any Subsidiary.

3.19         Products.  Except as set forth in Section 3.19 of the Disclosure Letter and except to the extent reflected and adequately reserved for in the 2004 Balance Sheet, there has not occurred any event that may give rise to liability on the part of the Company or any Subsidiary in respect of any claim that any of the products produced or sold by the Company or any Subsidiary (i) is not or was not at the time of such occurrence in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations or (ii) is not or was not at the time of such occurrence fit for the ordinary purposes for which it is or was intended to be used and does not or did not conform in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.  There has not occurred any event that may give rise to liability on the part of the Company or any Subsidiary based on a claim that there is or was at the time of such occurrence any design defect with respect to any of such products or that any of such products fails or failed to contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

3.20         Intercompany Arrangements.  Except as disclosed in Section 3.20 of the Disclosure Letter, neither the Company nor any Subsidiary owns any note, bond, debenture or other indebtedness, or is otherwise a creditor, of any Company stockholder or any Affiliate of any Company stockholder.  Since the 2004 Balance Sheet there has not been any payment by the Company or any Subsidiary to any Company stockholder or any Affiliate of any Company stockholder, any charge by any Shareholder or any Affiliate of a Company stockholder to the Company or any Subsidiary or other transaction between the Company or any Subsidiary and any Company stockholder or any Affiliate of a Company stockholder (except with respect to Company stockholders who are also employees of the

Company and in their capacities as such).

3.21         Bank and Brokerage Accounts.  Section 3.21 of the Disclosure Letter contains a list of (i) the names and addresses of all banks and brokerage firms in which the Company and its Subsidiaries have accounts, safe deposit boxes, lock boxes or vaults and the account numbers relating thereto and (ii) the name of each person authorized by the Company or any of its Subsidiaries to draw on any such account or to have access to such boxes or vaults.

3.22         Other Information.  None of (i) the Disclosure Letter, (ii) this Agreement, (iii) any documents delivered pursuant to the terms of this Agreement and (iv) the Financial Statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein no misleading.

3.23        Brokers and Finders.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent or the Company for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to such exception as are specifically disclosed in the Parent Disclosure Letter, Parent represents and warrants to the Company and the Principal Shareholder as of the date hereof as follows:

4.01         Corporate Status and Authority.  (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization and has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)           The execution, delivery and performance by Parent of this Agreement has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of Parent for such authorization. Parent has duly executed and delivered this Agreement. This Agreement constitutes Parent’s valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditor’s rights generally or by general equitable principles.

4.02         No Conflicts.  (a)  Except as set forth in Section 4.02 of the Parent Disclosure Letter, the execution, delivery by Parent of this Agreement and the performance of Parent’s obligations hereunder and thereunder will not result in (i) any conflict with the certificate of incorporation or by-laws of Parent, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Parent is a party or by which Parent or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens which would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent to fulfill its obligations hereunder.

4.03         Governmental Consents and Approvals.  (a)  Except as set forth in Section 4.03 of the Parent Disclosure Letter, no Governmental Approval or other Consent is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except to the extent that the failure to obtain such Governmental Approval or Consent could not reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent to fulfill its obligations hereunder.

4.04        Litigation.  There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, which (i) could reasonably be expected to have a Parent Material Adverse Effect, or (ii) question the validity of this Agreement or any action taken or to be taken by Parent in connection herewith or therewith.

4.05        Brokers.  All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Parent in such manner as to give rise to any valid claim against the Company or any Shareholder for any brokerage or finder’s commission, fee or similar compensation.

4.06        Capital Stock of the Parent.  The capital stock of Parent consists of ordinary shares, no par value per share.  As of the date hereof, (i) 57,027,740 Parent Shares were issued and outstanding, (ii) no Parent Shares were held by the Parent in its treasury, (iii) 22,158,526 unissued Parent Shares were reserved for issuance pursuant to outstanding listed options over fully paid ordinary shares, and (iv) 1,1740,000 unissued Parent Shares were reserved for issuance pursuant to outstanding unlisted options over fully paid ordinary shares pursuant to Parent’s Employee Share Option Plan.. All outstanding Parent Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in Section 4.06 of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock or voting securities of the Parent, (ii) securities of the Parent (including debt securities) convertible into or exchangeable for shares of capital stock or voting securities of the Parent, or (iii) options or other rights to acquire from the Parent, and there is no obligation of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent.

4.07        Public Reports. Parent has filed all required reports, schedules, forms, statements and other documents with the Australian Stock Exchange as part of its continuous disclosure obligations under the Australian Stock Exchange listing rules and the Corporations Act 2001, and such reports (including the financial statements contained therein) that were filed with respect to the Parent’s fiscal year end June 30, 2003 and any period thereafter, were accurate in all material respects when first filed or made available to the public.

4.08        Absence of Material Adverse Effect.  Since December 31, 2003, there has not occurred any Parent Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Subject to such exceptions as are specifically disclosed in the Parent Disclosure Letter, Parent and Sub jointly and severally represent and warrant to the Company and the Principal Shareholder as of the date hereof as follows:

5.01         Corporate Status and Authority.  (a)  Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization and has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)           The execution, delivery and performance by Sub of this Agreement has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of Sub for such authorization. Sub has duly executed and delivered this Agreement. This Agreement constitutes Sub’s valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditor’s rights generally or by general equitable principles.

5.02         No Conflicts.  (b)  Except as set forth in Section 4.02 of the Disclosure Letter, the execution, delivery by Sub of this Agreement and the performance of Sub’s obligations hereunder and thereunder will not result in (i) any conflict with the certificate of incorporation or by-laws of Sub, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Sub is a party or by which Sub or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens which would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Sub to fulfill its obligations hereunder.

5.03         Governmental Consents and Approvals.  (c)  Except as set forth in Section 4.03 of the Parent Disclosure Letter, no Governmental Approval or other Consent is required to be obtained or made by Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except to the extent that the failure to obtain such Governmental Approval or Consent could not reasonably be expected, individually or in the aggregate, to materially impair the ability of Sub to fulfill its obligations hereunder.

5.04        Litigation.  There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, which question the validity of this Agreement or any action taken or to be taken by Sub in connection herewith or therewith.

ARTICLE VI

COVENANTS

6.01.        Covenants of the Company.  At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a)           Ordinary Course.  The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries covered by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a) unless such action would also constitute a breach of one or more of such other provisions.

(b)           Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except dividends by a wholly owned direct or indirect Subsidiary to such Subsidiary’s parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)           Issuance of Securities.  Except as set forth in Section 6.01(c) of the Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock or authorize or propose the issuance, delivery, sale, pledge or encumbrance (except for Permitted Liens), of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Stock Options pursuant to the Company’s 2001 Equity Incentive Plan and the issuance of Company Common Stock upon the exercise of Company Stock Options, (ii) the issuance of Company Common Stock upon the exercise of the right to convert Preferred Stock into Company Common Stock, or (iii) issuances by a wholly owned Subsidiary of capital stock to such Subsidiary’s parent.

(d)           Governing Documents.  Except as contemplated by Section 8.03 or to the extent required to comply with their respective obligations hereunder or required by law, the Company and its Subsidiaries shall not amend their respective certificates of incorporation, bylaws or other governing documents.

(e)           Acquisitions and Divestitures. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement and that in the case of clause (x) and (y) would not otherwise be prohibited by or result in a breach of any other provision of this Section 6.01.  Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of the Company, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iii) as set forth in Section 6.01(e) of the Disclosure Letter, the Company shall not, and shall not permit any wholly owned Subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned Subsidiaries of the Company) which are material, individually or in the aggregate, to the Company other than sales of inventory in the ordinary course of business.

(f)            Indebtedness.  The Company shall not, and shall not permit any of its wholly owned Subsidiaries to, (i) create, assume or incur any indebtedness or issue any debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries except with respect to expenses incurred in connection with the transactions contemplated by this Agreement, (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a wholly owned Subsidiary of the Company to or in the Company or any wholly owned Subsidiary of the Company or (iii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than expenses and liabilities incurred in connection with the transactions contemplated by this Agreement.

(g)           Compensation.  Other than in accordance with the provisions of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to (i) increase any employee benefits provided to, or, except in the ordinary course of business consistent with past practices, increase the compensation or fringe benefits payable to, any employee or former employee of the Company or any Subsidiary of the Company; (ii)  adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Employee Benefit Plan; (iii) pay any benefit not provided for under any benefit plan or arrangement of the Company and its Subsidiaries; or (iv) increase in any manner the severance or termination pay of any officer or employee.

(h)           Accounting Methods; Income Tax Elections.  Except as required by a Governmental Authority, the Company shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP as concurred in by the Company’s independent auditors.  The Company shall not (i) change its fiscal year or (ii) make any material tax election,  without consultation with Parent.

(i)            Material Agreements.  Except as set forth in Section 6.01(i) of the Disclosure Letter the Company shall not, and shall not permit any of its Subsidiaries to, enter into any material agreement, other than contracts for the sale of the Company’s or its Subsidiaries’ products or services in the ordinary course of business.

(j)            Representations and Warranties.  The Company shall not knowingly take, and shall not permit any of its Subsidiaries knowingly to take, any actions that would make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Closing Date.

(k)           Agreements or Commitments.  Except as required by Section 6.01(a), the Company shall not, and shall not permit any of its Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

6.02.        Covenants of Parent.  At all times from and after the date hereof until the Effective Time, Parent covenants and agrees as to itself and its Subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

(a)           Ordinary Course.  Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them; provided, however, that no action by Parent or its Subsidiaries covered by any other provision of this Section 6.02 shall be deemed a breach of this Section 6.02(a) unless such action would also constitute a breach of one or more of such other provisions.

(b)           Dividends; Changes in Share Capital.  Other than with respect to the proposed capital raising by way of placement and a rights issue disclosed previously to the Company and the Principal Shareholder, Parent shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except dividends by a wholly owned direct or indirect Subsidiary to such Subsidiary’s parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except to the extent required by existing employment agreements to which the Parent is a party.

(c)           Issuance of Securities. Other than with respect to the proposed capital raising by way of placement and a rights issue disclosed previously to the Company and the Principal Shareholder, Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock or authorize or propose the issuance, delivery, sale, pledge or encumbrance (except for Permitted Liens), of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Parent Shares upon the exercise of stock options outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of capital stock to such Subsidiary’s parent, (iii) the issuance of Parent Shares in connection with the Merger or (iv) the granting of stock options in respect of the Parent Shares to Greg Collier;

(d)           Governing Documents.  Except to the extent required to comply with their respective obligations hereunder or as required by law, Parent and its Subsidiaries shall not amend their respective certificates of incorporation, bylaws or other governing documents.

(e)           Acquisitions and Divestitures. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Parent and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Parent or (y) the creation of new Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement and that in the case of clause (x) and (y) would not otherwise be prohibited by or result in a breach of any other provision of this Section 6.02.  Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Parent and (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, Parent shall not, and shall not permit any wholly owned Subsidiary of Parent to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned Subsidiaries of Parent) which are material, individually or in the aggregate, to Parent other than sales of inventory in the ordinary course of business.

(f)            Accounting Methods; Income Tax Elections.  Except as required by a Governmental Authority, Parent shall not change its methods of accounting in effect at June 30, 2003, except as required by changes in Australian GAAP as concurred in by Parent’s independent auditors.  Parent shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with the Company.

(g)           Representations and Warranties.  Parent shall not knowingly take, and shall not permit any of its Subsidiaries knowingly to take, any actions that would make any representation or warranty of Parent contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Closing Date.

 (h)          Agreements or Commitments.  Except as required by Section 6.02(a), Parent shall not, and shall not permit any of its Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

6.03.        Additional Covenants of Parent.  Parent additionally covenants and agrees as follows:

(a)  Board of Directors of Parent. Within 30 days after the Closing Date, Parent shall cause to be appointed to its Board of Directors Dr. Dennis Brown, Mr. Robert Chess and Mr. Julius Pericola.  The Parent’s Board of Directors shall be enlarged to accommodate these additional appointments.

(b)  Listing of Ordinary Shares of Parent.  Parent shall undertake to use its reasonable best efforts to list its ordinary shares on NASDAQ in the form of American Depositary Shares (as a level II ADR program) within twelve months after the Closing Date.

6.04.        Covenant of the Principal Shareholder.  The Principal Shareholder covenants and agrees to vote all his shares of Company Common Stock in favor of the Merger at the meeting of stockholders of the Company, or in response to a solicitation of written consents of stockholders of the Company, convened or effected in accordance with Section 7.03.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01.        Access to Information; Confidentiality.  (a)  Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements applicable laws or filed with any Governmental Authority, and (y) all other information and data (including, without limitation, copies of contracts, Employee Benefit Plans and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request.  No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

(b)           Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to this Section or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of February 3, 2004 (the “Non-Disclosure Agreement”) between the Company and Parent.

7.02.        Offer Documents; Other Actions.  As promptly as practicable after the date hereof, Parent and the Company shall prepare the Offer Documents to be sent to the Company’s stockholders.  Parent shall also take any and all actions (other than qualifying to do business in any jurisdiction in which Parent is now not so qualified) as may be required to be taken under any United States or Australian federal or state securities laws and the Blue Sky Laws in connection with the issuance of Parent Shares in the Merger.  The Company and Parent shall furnish all information concerning their respective companies and the holders of the Company and Parent capital stock as may be reasonably requested in connection with any of the foregoing.

7.03.        Approval of Stockholders.  Each of Parent, the Company and Sub either (a) shall call or shall have called a meeting of its respective stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement or (b) shall solicit written consents of its respective stockholders in lieu thereof.  Each of Parent, the Company and Sub will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement and the transactions contemplated hereby.

7.04.        Certain Tax Matters.

(a)           Treatment as Reorganization.  Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code.

(b)           Tax Reporting of Reorganization.  Parent, the Shareholders and the Company further agree to report the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and as required by Treas. Reg. 1.368-3, unless advised by counsel that it is not more likely than not the Merger is such a reorganization.

7.05.        Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.01, 6.02, 6.03 and 6.04, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all required Consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental Authorities or other public or private third parties as the other party or such Governmental Authorities or other public or private third parties may reasonably request.

7.06.        Directors’ and Officers’ Indemnification and Insurance.

(a)  [intentionally omitted]

7.07.        Expenses.  Except as set forth in Section 9.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

7.08.        Notice and Cure.  Each of Parent and the Company will notify the other promptly in writing after obtaining knowledge of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Each of Parent and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement.  No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.  Notwithstanding the foregoing provisions, the delivery of any notice pursuant to this paragraph shall not constitute an acknowledgment or admission of a breach of this Agreement.

7.09.        Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and except as otherwise contemplated or permitted in this Agreement, neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

ARTICLE VIII

CONDITIONS

8.01.        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           Stockholder Approval.  This Agreement and the transactions contemplated herein shall have been adopted by the requisite vote of the stockholders of the Company and Sub under the DGCL and their respective Certificates of Incorporation and of the stockholders of Parent under applicable Australian laws and the rules of the Australian Stock Exchange, and the approvals of such stockholders shall be in full force and effect.  Without limitation of the foregoing, resolutions shall have been passed at a general meeting of the stockholders of the Parent to approve, pursuant to item 7 of Section 611 of the Australian Corporations Act 2001:  (i) the acquisition by the Principal Shareholder of up to 21.83% of the voting power in the Parent as a result of the issue of 6,112,283 Parent Shares to the Principal Shareholder; and (ii) the acquisition by Charter Pacific Corporation Limited and its associates of a relevant interest in a number of Parent Shares as a result of entering into the Voting Trust Agreement with the Principal Shareholder.

(b)           Securities Laws.  Parent shall have received all United States or Australian federal or state securities and “Blue Sky” permits and other authorizations, and shall have taken all actions, necessary to issue the Parent Shares pursuant to this Agreement.

(c)           No Injunctions or Restraints.  No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)           Required Consents and Approvals.  Other than the filing provided for by Section 1.02, all required Consents, approvals and actions of, filings with and notices to any Governmental Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect or a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained.

(e)           Accredited Investors.  As of the Closing Date, there shall be no more than thirty-five (35) holders of shares of Company Common Stock or Preferred Stock who are not “accredited investors” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the issuance of Parent Shares to holders of Company Common Stock and Preferred Stock shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 thereunder.

(f)            Non-Sale Undertaking.  The Non-Sale Undertaking shall have been executed and delivered by each holder of Company Common Stock, Preferred Stock or Company Stock Options that receives Parent Shares hereunder.

8.02.        Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)           Representations and Warranties.  Each of the representations and warranties made by the Principal Shareholder in this Agreement to the extent qualified by materiality shall be true and correct and each of the representations and warranties to the extent not so qualified by materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Principal Shareholder and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Principal Shareholder and on behalf of the Company by its Chief Executive Officer, to such effect.

(b)           Performance of Obligations.  The Company and the Principal Shareholder shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company or the Principal Shareholder at or prior to the Closing, and the Principal Shareholder and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Principal Shareholder and on behalf of the Company by its Chief Executive Officer, to such effect.

(c)           Opinion of Counsel.  Parent and Sub shall have received the opinion of Cooley Godward LLP, counsel to the Company, dated the Closing Date, in a form reasonably acceptable to Parent and Sub.

(d)           Orders and Laws.  There shall not have been issued, enacted, promulgated or deemed applicable to Parent, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any order or law of any Governmental Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

(e)           Proceedings.  All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(f)            Employment Agreements.  The Company shall have entered into, or amended as necessary, agreements with Dr. Dennis Brown, Ms. Shawnya Michaels, Ms. Tina Herbert and Mr. Harry Pedersen providing, inter alia, (i) that each of such persons will devote such time as is reasonably required by Parent or the Surviving Corporation to progress the research objectives of Parent or the Surviving Corporation, and (ii) that such agreements will remain in full force and effect after the Merger, and such agreements shall be otherwise in form and substance acceptable to Parent.

(g)  Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(h)           Voting Trust.  The Principal Shareholder shall have entered into a Voting Trust Agreement with the Purchaser’s shareholder Charter Pacific Corporation Limited in the form attached hereto as Exhibit B.

(i)            Filing of Certificate of Amendment.  The Company shall have filed with the Secretary of State of the State of Delaware a Certificate of Amendment amending its Third Amended and Restated Certificate of Incorporation and providing that the rights of each stockholder of the Company upon liquidation of the Company will be governed by this Agreement and not by the provisions of Article IV, Section E(3) of the Company’s Third Amended and Restated Certificate of Incorporation .

(g)           Elan Note.  All principal and interest outstanding and payable by the Company to Elan Pharma International Limited under that certain Convertible Promissory Note dated as of April 20, 2001, shall have been cancelled and forever waived and discharged by Elan Pharma International Limited, immediately prior to the Closing.

(h)           Brown Loan.  All principal and interest outstanding and payable by the Company to the Principal Shareholder under that certain promissory note for up to US$1,000,000 dated as of May 1, 2003 shall have been cancelled and forever waived and discharged by the Principal Shareholder, immediately prior to the Closing.

8.03.        Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)           Representations and Warranties.  Each of the representations and warranties made by Parent and Sub in this Agreement to the extent qualified by materiality shall be true and correct and each of the representations and warranties to the extent not so qualified by materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chief Financial Officer, President or any Executive or Senior Vice President and on behalf of Sub by a director to such effect.

(b)           Performance of Obligations.  Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by a director, to such effect.

(c)           Opinion of Counsel.  The Company shall have received the opinions of Greenberg Traurig, LLP, U.S. counsel to Parent and Sub, and McCullough Robertson, Australian counsel to Parent and Sub, dated the Closing Date, in a form reasonably acceptable to the Company.

(d)           Proceedings.  All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01.        Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, Sub and Parent:

(a)           by mutual written agreement of Parent and the Company duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b)           by either Parent or the Company upon notification to the non-terminating party by the terminating party:

(i)            at any time after June 15, 2004 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)           if the Company shall not have obtained approval of the Merger by its stockholders by reason of the failure to obtain the requisite vote of such stockholders;

(iii)          if Parent shall not have obtained approval of the Merger by its stockholders by reason of the failure to obtain the requisite vote of such stockholders as provided in Section 8.01(a).

(iv)          if any Governmental Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

(v)           if, on or prior to June 15, 2004, there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 5 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such 5 business day period;

(vi)          if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

(vii)         if there shall have occurred (A) any general suspension of, limitation on prices for or trading in securities of Parent on any recognized stock exchange where the shares of the Parent are listed (other than as a result of the triggering of “circuit-breakers” or other similar stock exchange protection devices), (B) a declaration of a banking moratorium by any federal or state Governmental

Authority or any suspension of payments in respect of banks in the United States or Australia, (C) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Australia, (D) any limitation (whether or not mandatory) by any federal or state Governmental Authority on the extension of credit by banks or other lending institutions or (E) in the case of any of the foregoing existing at the date of this Agreement, a material acceleration or worsening thereof.

9.02.        Effect of Termination.  If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective representatives or affiliates), except (i) that the provisions of Sections 7.01(b) and will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

9.03.        Amendment.  This Agreement may be amended, supplemented or modified by authorized action taken by the parties hereto at any time prior to the Effective Time, whether prior to or after adoption and approval of this Agreement, but after such adoption and approval only to the extent permitted by applicable law and, if applicable, the charter documents of the parties.  No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

9.04.        Waiver.  At any time prior to the Effective Time any party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein.  No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE X

CERTAIN DEFINITIONS

10.01.      Definitions.  As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Accountants” has the meaning specified in Section 2.01(c).

“Affiliates” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Agreement” means this Agreement and Plan of Merger.

“Blue Sky Laws” means any applicable state securities or “blue sky” laws.

“Certificates” has the meaning specified in Section 2.02(b).

“Certificate of Merger” has the meaning specified in Section 1.02.

“CGCL” means the California General Corporation Law.

“Closing” has the meaning specified in Section 1.03.

“Closing Date” has the meaning specified in Section 1.03.

“Closing Date Balance Sheet” has the meaning specified in Section 2.01(c).

“Code” has the meaning specified in the fifth Whereas clause of this Agreement.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Common Stock” has the meaning specified in Section 2.01(b).

“Company Securities” has the meaning specified in Section 3.04.

“Company Stock Options” has the meaning specified in Section 2.01(e).

“Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice.

“Constituent Corporations” has the meaning specified in Section 1.01.

“Conversion Numerator” has the meaning specified in Section 2.01(c).

“Deferred Payment” has the meaning specified in Section 11.02(f).

“DGCL” has the meaning specified in the fourth Whereas clause of this Agreement.

“Disclosure Letter” means the disclosure letter delivered by the Company prior to or concurrently with the execution and delivery of this Agreement.

“Dissenting Share” has the meaning specified in Section 2.01(d).

“Effective Time” has the meaning specified in Section 1.02.

“Employee Benefits Plan” means each profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit plan, agreement, contract or commitment for the benefit of the present and former employees of the Company or any Subsidiary and which is maintained or established by the Company or any Subsidiary or to which either the Company or any Subsidiary contributes or is required to contribute or by which either the Company or any Subsidiary is legally bound.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” has the meaning specified in Section 3.18.

“ERISA” has the meaning specified in Section 3.11(a)(i).

“Exchange Agent” has the meaning specified in Section 2.02(a).

“Exchange Fund” has the meaning specified in Section 2.02(a).

“Financial Statements” has the meaning specified in Section 3.06.

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Approval”  means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality; any court, tribunal or arbitrator; and any self-regulatory organization.

“Hazardous Substances” has the meaning specified in Section 3.18.

“Indemnified Party” has the meaning specified in Section 11.02(e).

“Indemnifying Party” has the meaning specified in Section 11.02(e).

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration thereof, trade name, invention, patent, patent application, tradesecret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, whether or not registered, in each case which is owned or licensed and used or held for use by the Company or any Subsidiary (excluding any non-exclusive licenses that are available to the public generally).

“Jurisdiction of Organization” means (i) Delaware, with respect to the Company and Sub, (ii) Australia, with respect to Parent, and (iii), with respect to each Subsidiary of the Company, the jurisdiction of incorporation listed next to its name in Section 3.05 of the Disclosure Letter.

“Leased Real Property” has the meaning specified in Section 3.09(a).

“Leases” has the meaning specified in Section 3.09(c).

“Lien” means liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind.

“Losses” has the meaning specified in Section 11.02(a).

“Material Adverse Effect” means a material adverse effect on the business, operations, prospects or financial condition of the business of the Company taken as a whole,  provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect:  (a) any change or effect relating to the United States or international economy in general; or (b) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger.

“Merger” has the meaning specified in the fourth Whereas clause of this Agreement.

“Net Cash Balance” means the sum of cash and cash equivalents held by the Company less liabilities of the Company.

“Non-Disclosure Agreement” has the meaning specified in Section 7.01(b).

“Non-Sale Undertaking” means each Non-Sale Undertaking to be executed and delivered by each holder of Company Common Stock, Preferred Stock and Company Stock Options hereunder that receives Parent Shares, substantially in the form of Exhibit A hereto.

“Offer Documents” means the Joint Information Statement/Private Offering Memorandum prepared by Parent and the Company pursuant to the DGCL and the Securities Act of 1933, as amended.

“Owned Real Property” has the meaning specified in Section 3.09(a).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Basket” has the meaning specified in Section 11.02(c).

“Parent Indemnitees” has the meaning specified in Section 11.02(a).

“Parent Losses” has the meaning specified in Section 11.02(a).

“Parent Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the business of the Parent and its Subsidiaries taken as a whole, provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect:  (a) any change or effect relating to the Australian or international economy in general; or (b) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Merger.

“Parent Shares” has the meaning specified in Section 2.01(c).

 “Permissible Expenditures” means expenditures by the Company from April 23, 2004 to the business day prior to the Closing Date that are required by legally binding scientific research agreements and employment and consulting agreements in an amount not to exceed in aggregate US$ nil and such other expenditures as may be approved in advance in writing by the Purchaser.

“Permitted Liens” has the meaning specified in Section 3.09(a).

“Person” means any individual, Entity or Governmental Authority.

“Preferred Conversion Numerator” has the meaning specified in Section 2.01(c)(ii).

“Principal Shareholder” has the meaning specified in the first paragraph of this Agreement.

“Secretary of State” has the meaning specified in Section 1.02.

“Series A Preferred Stock” has the meaning specified in Section 2.01(c)(ii).

“Series B Preferred Stock” has the meaning specified in Section 2.01(c)(ii).

“Shareholder Basket” has the meaning specified in Section 11.02(c).

“Shareholder Indemnitee” has the meaning specified in Section 11.02(b).

“Shareholder Losses” has the meaning specified in Section 11.02(b).

“Stockholders’ Agent” has the meaning specified in the first paragraph of this Agreement.

“Sub” has the meaning specified in the first paragraph of this Agreement.

“Sub Common Stock” has the meaning specified in Section 2.01(a).

“Subsidiary” has the meaning specified in Section 2.01(b).

“Subsidiary Security” means (i)  shares of capital stock or voting securities of a Subsidiary of a Company, (ii) securities of a Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary, or (iii) options or other rights to acquire from a Subsidiary of the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.

“Survival Period” has the meaning specified in Section 11.01.

“Surviving Corporation” has the meaning specified in Section 1.01.

“Surviving Corporation Common Stock” has the meaning specified in Section 2.01(a).

“Taxes” has the meaning specified in Section 3.15(a).

“Tax Returns” has the meaning specified in Section 3.15(a).

“Third Party Claim” has the meaning specified in Section 11.02(e).

“2004 Balance Sheet” has the meaning specified in Section 3.07.

“Voting Trust Agreement” means the voting trust agreement substantially in the form of Exhibit B.

ARTICLE XI

GENERAL PROVISIONS

11.01.      Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement shall survive for one year after the Closing Date, provided that the representations and warranties made in Sections 3.04 and 3.18 shall survive for two years after the Closing Date, the representations and warranties made in Section 3.15 shall survive for 90 days after the applicable statute of limitations and the representation and warranty made in Section 3.11(d) shall survive for the applicable statute of limitations for assertion of any employment claim (the designated survival period for each representation and warranty, the “Survival Period”).  Except for claims with respect to fraud solely against the Person committing or alleged to have committed such fraud, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to Section 11.02 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant in this Agreement, except that, in the event of any breach or threatened breach by any party to this Agreement of any covenant or obligation set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and an injunction restraining such breach or threatened breach.

11.02 Indemnification. (a)  The Principal Shareholder shall defend, indemnify and hold harmless the Parent and its affiliates, officers, directors, agents and representatives (“Parent Indemnitees”) and the Surviving Corporation from, against and in respect of, and shall pay and reimburse the Parent Indemnitees and the Surviving Corporation for, any and all claims, losses, costs, expenses, obligations, liabilities, damages and recoveries, including, without limitation, reasonable attorneys’ fees, whether or not arising from third party claims (collectively, “Losses”), that Parent Indemnitees or the Surviving Corporation may incur, sustain or suffer as a result of (i) subject to the expiration of the Survival Period, any breach of or inaccuracy in any representation or warranty of the Principal Shareholder contained in this Agreement or in the Disclosure Letter furnished by or on behalf of the Company under this Agreement, or (ii) any Taxes of the Company or any of its Subsidiaries with respect to any taxable year or portion thereof ending on or before the Closing Date, or (iii) any breach of the covenants or agreements of the Company or the Principal Shareholder contained in this Agreement (collectively, “Parent Losses”).  No claim for recovery of any Parent Losses under Section 11.02(a)(i) may be asserted by a Parent Indemnitee or the Surviving Corporation after the expiration of the applicable Survival Period; provided, however, that claims in writing made by a Parent Indemnitee or the Surviving Corporation in good faith and with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period.  For purposes of computing the amount of any Parent Losses incurred by Parent: (i) there shall be deducted an amount equal to the amount of any Tax benefit actually received or receivable by Parent or any of its affiliates in connection with such Losses or any of the circumstances giving rise thereto; and (ii) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by Parent or any of its affiliates in connection with such Losses or any of the circumstances giving rise thereto.

(b)           The Parent shall defend, indemnify and hold harmless the Principal Shareholder (the “Shareholder Indemnitee”) from, against and in respect of any and all Losses that the Shareholder Indemnitee may incur, sustain, or suffer as a result of (i) subject to the expiration of the Survival Period, any breach of or inaccuracy in any representation or warranty of the Parent contained in this Agreement or in the Parent Disclosure Letter furnished by or on behalf of the Parent under this Agreement, (ii) any breach of the covenants or agreements of the Parent contained in this Agreement (collectively, the “Shareholder Losses”).  No claim for recovery of any Shareholder Losses under Section 11.02(b)(i) may be asserted by any Shareholder Indemnitee after the expiration of the applicable Survival Period; provided, however, that claims in writing made by the Shareholder Indemnitee in good faith and with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period.

(c)           Except with respect to any Parent Losses involving proven fraud by the Principal Shareholder, the Principal Shareholder shall not be liable to Parent with respect to Parent Losses arising out of breaches of representations or warranties unless and until, and then only to the extent that, the aggregate amount of all Parent Losses shall exceed the sum of US$5,000 or equivalent (the “Parent

Basket”).  The Principal Shareholder shall thereafter be liable for all Parent Losses, whether or not in excess of the Parent Basket; provided, however, that the Parent Indemnitees shall not be entitled to aggregate indemnification under Section 11.02(a)(i) in excess of US$2,500,000.

(d)           Except with respect to any Shareholder Losses involving proven fraud by the Parent, the Parent shall not be liable to the Shareholder Indemnitee with respect to Shareholder Losses arising out of breaches of representations and warranties unless or until, and then only to the extent that, that aggregate amount of Shareholder Losses shall exceed the sum of US$25,000 or equivalent (the “Shareholder Basket”). Parent shall thereafter be liable for all Shareholder Losses whether or not in excess of the Shareholder Basket; provided, however, that the Shareholder Indemnitee shall not be entitled to aggregate indemnification under Section 11.02(b)(i) in excess of US$2,500,000.

(e)           All claims for indemnification by the Parent Indemnitees, the Surviving Corporation or the Shareholder Indemnitee (in such capacity an “Indemnified Party”) against, respectively, the Principal Shareholders or the Parent (in such capacity, an “Indemnifying Party”) relating to a Third Party Claim (as defined below) shall be asserted and resolved as set forth in this Section:

(i)            In the event that any written claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is made against or sought to be collected from any Indemnified Party by a third party, promptly after the assertion of any such claim or demand (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of such Third Party Claim; provided, however, that the failure promptly to give such notice shall not affect any Indemnified Party’s rights hereunder except to the extent that such failure shall adversely affect any Indemnifying Party or its rights hereunder. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity, at the Indemnifying Party’s sole cost and expense, to participate in the defense thereof and, if it so chooses, to assume the defense of such claims and to settle or compromise any Third Party Claim, provided that, except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, no Indemnifying Party in the defense of any such claim shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement to the extent that it provides for injunctive or other non-monetary relief against the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as specifically provided below. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof, it being understood that the Indemnifying Party shall control such defense, and in any such action or proceeding. the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (x) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel or (y) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the opinion of recognized outside counsel to the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would result in a conflict of interests between them. Where the Principal Shareholder is the Indemnifying or Indemnified Party hereunder, the Parent shall in any event be liable for the fees and expenses of a single counsel for all such parties.

(ii)           The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, have the right to settle or compromise any Third Party Claim subject to indemnification under this Section and be indemnified therefor.

(iii)          An Indemnifying Party shall not be liable under this Section for any settlement effected without its prior written consent of any Third Party Claim for which indemnity may be sought hereunder, which consent shall not be unreasonably withheld. The Indemnifying Party may settle any Third Party Claim without the consent of the Indemnified Party provided that such settlement or release constitutes monetary damages only that are paid in full by the Indemnifying Party. Each party shall cooperate in the defense or prosecution of any Third Party Claim. Such cooperation shall include the retention and, upon the request of the party defending such claim, the provision to such defending party or records and information which are reasonably relevant to such claim and making of employees available on a mutually convenient basis to provide additional information and explanation of any matters relating to such claim.

(iv)          Notwithstanding any other provision of this Agreement, with respect to the obligation to indemnify for any Tax, (i) if an Indemnified Party is requested to pay the Tax and sue for a refund, the Indemnifying Party or Indemnifying Parties shall advance the full amount of the Tax to the Indemnified Party on an interest free basis; (ii) no Indemnifying Party shall be entitled to settle or to contest in court any claim relating to Taxes if the settlement or an adverse court decision of the claim would be likely, in the good faith judgment of the Indemnified Party, to cause the Tax liability of the Indemnified Party or any affiliate to increase in any taxable period ending after the Closing Date; and (iii) no proceedings may be begun in any court unless the Indemnifying Party or Indemnifying Parties, if requested by the Indemnified Party, provides a counsel’s opinion reasonably satisfactory to the Indemnified Party that a reasonable basis exists to prevail in those proceedings.

 (f)           Any claim or demand relating to any matter for which a party is entitled to indemnification hereunder shall be asserted by written notice to the other party or parties from which indemnification is sought, which notice shall specify in reasonable detail, insofar as such facts are known to the party asserting such claim or demand, the facts and circumstances giving rise to such claim on demand.  Any amounts paid under this Article XI will be treated as an adjustment to the aggregate consideration paid to the holders of Company Common Stock and Preferred Stock.  Notwithstanding anything to the contrary contained in this Agreement, the Principal Shareholder shall be permitted to defer the payment of any amount of Losses payable to the Parent Indemnitees accruing during the period ending on the first anniversary of the Closing (“Deferred Payment”), provided that the amount of any such Deferred Payment is represented by a promissory note in form and substance reasonably satisfactory to the Parent Indemnitees and provided, further, that the amount of any such Deferred Payment shall be interest for each day of such deferral (based on year of 365 days) at the prime rate published from time to time in the “Wall Street Journal”, each change in such rate to be effective when published, plus 1%.

11.03.      Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Parent or Sub, to:

Pigdon’s Road

Waurn Ponds, Victoria 3216

Australia

Facsimile No.:011-613-5223-1322

Attention: Greg Collier

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Facsimile No.:  (212) 805-9380

Attn: Ross Kaufman, Esq.

and

McCullough Robertson

Level 12, Central Plaza Two

56 Eagle Street

Brisbane 4001

Australia

Facsimile No.:  011-617-3229-9949

Attn:  Malcolm McBratney, Esq.

If to the Company, to:

3475 Edison Way, Suite M

Menlo Park, California 94025

USA

Facsimile:

Attention:

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Facsimile No.:  (650) 849-7400

Attention: Vince Pangrazio

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.04.      Entire Agreement.  This Agreement supersedes all prior discussions and agreements (other than the Non-Disclosure Agreement) among the parties hereto with respect to the subject matter hereof, and this Agreement, the exhibits hereto, the Disclosure Letter, the Parent Disclosure Letter and the

Non-Disclosure Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

11.05.      Public Announcements.  Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld.  Parent, the Principal Shareholders and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

11.06.      No Third Party Beneficiary.  Except for the provisions of Article II, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 7.06 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

11.07.      No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.08.      Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.09.      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.10.      Governing Law.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.  Each of the parties irrevocably consents to the non-exclusive jurisdiction and venue of the state and federal courts located within Santa Clara County, California and of Queensland, Australia, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of California or Australia, as the case may be, for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(b)  EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.11.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

AGT BIOSCIENCES LIMITED

By:
Name: Title:

AGT BIOSCIENCES, INC.

By:
Name: Title:

CHEMGENEX THERAPEUTICS, INC.

By:
Name: Title:

PRINCIPAL SHAREHOLDER
Name: Dr. Dennis Brown

EXHIBIT A

Form of Non-Sale Undertaking

EXHIBIT B

Form of Voting Trust Agreement